Exhibit 99.2

Pitney Bowes Completes Sale of Software Solutions Business
to Syncsort

STAMFORD, Conn., Dec. 2, 2019 - Pitney Bowes (NYSE:PBI), a global technology company that provides commerce solutions in the areas of ecommerce, shipping, mailing, and financial services, today announced that the previously disclosed sale of its Software Solutions Business to Syncsort for $700 million in cash has been completed, with the exception of its software and data business in Australia, which is expected to close in the first quarter of 2020, subject to regulatory approval.

Net proceeds from the sale, after closing costs, transaction fees and taxes will primarily be used to pay down debt. In the third and fourth quarter, the Company repaid term loans, secured a new Term Loan A and replaced its revolving credit facility.
The company first announced the sale of its Software Solutions Business to Syncsort in August 2019.

Goldman Sachs served as financial advisor to Pitney Bowes and Cravath, Swaine & Moore was the Company’s legal advisor.

Recast Financial Statements
The operations of the Software Solutions Business have been classified as a discontinued operation in the Company's third quarter 2019 Form 10-Q.  Amounts for the prior periods were reclassified to conform to this presentation.  Certain reclassified historical financial information reflecting the operations of the Software Solutions Business as a discontinued operations, can be found at the company’s website at www.pb.com/investorrelations under Financial Reporting.

About Pitney Bowes
Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of ecommerce fulfillment, shipping and returns; cross-border ecommerce; office mailing and shipping; presort services; and financing. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Editorial:                        Financial:
Bill Hughes                        Adam David
Chief Communications Officer            VP, Investor Relations
203-351-6785                    203-351-7175